Explanation of Responses

(1) GSCP (NJ) Holdings, L.P. ("Holdings") is making this filing in conjunction with the Form 3 being filed by GSCP (NJ), Inc. on behalf of itself and as the designated beneficial owner on behalf of the following entities and individuals: GSCP (NJ), L.P., Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel, and Andrew Wagner (collectively, the "Affiliates"). Holdings indirectly owns 3,212,108 shares of Common Stock of Cherokee International Corporation (the "Company") by virtue of its relationship with GSC Recovery II, L.P. ("Recovery II") and GSC Recovery IIA, L.P. ("Recovery IIA"), which is described further in Footnote 2 below. The 3,212,108 shares of Common Stock were acquired through (i) the automatic conversion of 12% Pay-In-Kind Senior Convertible Notes due 2008 of the Company upon the closing of the initial public offering (the "IPO") of the Company's Common Stock, into 2,083,843 shares of Common Stock, and (ii) the exercise of warrants, which are being exercised upon the closing of the IPO, for 1,128,265 shares of Common Stock. The 3,212,108 shares are held directly by the following entities in the following amounts: Recovery II owns 1,873,974 shares of Common Stock, and Recovery IIA owns 1,338,134 shares of Common Stock. Holdings disclaims beneficial ownership of the Company's Common Stock except to the extent of its pecuniary interest in the Company's Common Stock.

(2) Recovery II and Recovery IIA are Delaware limited partnerships. GSC Recovery II GP, L.P. is the general partner of Recovery II; GSC RII, LLC is the general partner of GSC Recovery II GP, L.P.; GSCP (NJ) Holdings, L.P. is the sole member of GSC RII, LLC; GSCP (NJ), L.P. is the manager of Recovery II; GSCP (NJ), Inc. is the general partner of GSCP (NJ) Holdings, L.P.; and each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel, and Andrew Wagner are the stockholders of GSCP (NJ), Inc.

GSC Recovery IIA GP, L.P. is the general partner of Recovery IIA; GSC RIIA, LLC is the general partner of GSC Recovery IIA GP, L.P.; GSCP (NJ) Holdings, L.P. is the sole member of GSC RIIA, LLC; GSCP (NJ), L.P. is the manager of Recovery IIA; GSCP (NJ), Inc. is the general partner of GSCP (NJ) Holdings, L.P.; and each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel, and Andrew Wagner are the stockholders of GSCP (NJ), Inc.

The Affiliates have filed a separate Form 3 on today’s date with respect to their beneficial ownership.